Exhibit 21.1

                         DELUXE CORPORATION SUBSIDIARIES

Chex Systems, Inc.
Connex Europe S.R.L. (Italy)
Current, Inc.
Deluxe Business Forms and Supplies, Inc.
Deluxe Canada, Inc.
Deluxe Check Printers, Inc.
Deluxe Check Texas, Inc.
Deluxe Check Printers Texas, L.P.
Deluxe Data International Limited
Deluxe Data Systems, Inc.
Deluxe Direct., Inc.
Deluxe Payment Protection Systems, Inc.
Deluxe (UK) Limited
ESP Employment Screening Partners, Inc.
Nelco, Inc.
NRC Holding Corporation
National Credit Services Corporation
National Receivables Corporation
United Creditors Alliance Corporation
National Revenue Corporation
PaperDirect, Inc.
PaperDirect Pacific Exports Pty. Limited
PaperDirect Pacific Holdings, Ltd.
PaperDirect Pacific Pty. Limited
United Creditors' Alliance International Limited